SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2018

Vilacto Bio Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55023	46-3883208
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Fabriksvej 48 4700 Naestved, Denmark
(Address of principal executive offices)

Registrant’s telephone number, including area code: +16468937895

____________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

As previously disclosed, on April 19, 2017, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Pharma GP APS, a Denmark corporation (“Pharma GP”) and its sole shareholder, 9 Heroes APS, a Denmark corporation, pursuant to which we agreed to purchase all of the outstanding shares of Pharma GP for the purchase price of $6,000,000.00, payable as $3,000,000.00 in cash and the balance in shares of our common stock.

The closing of the Purchase Agreement was originally scheduled to occur on May 31, 2017; however, we have been unable to raise money needed to pay the purchase price under the Purchase Agreement;

As a result of the difficulties in raising capital to finance the Purchase Agreement transaction, the parties have decided to terminate and release each other and otherwise settle, compromise, dispose of, and release with finality, all claims, demands and causes of action, arising out of the Purchase Agreement dated April 19, 2017.

As such, on November 8, 2019, the parties entered into a Termination and Release Agreement (the “Termination Agreement”) to terminate the Purchase Agreement and release each other from the obligations under the Purchase Agreement.

The foregoing description of the Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Termination Agreement, which is filed with the Securities and Exchange Commission as Exhibit 10.1 to this Current Report on Form 8-K.

Also on November 8, 2018, we entered into an Asset Purchase Agreement with 9 Heroes APS, a Denmark corporation that is controlled by our CEO, Gert Andersen, to purchase certain patents applications and intellectual property. We formed a new wholly owned subsidiary, Vilacto BioIP, LLC, to hold the assets acquired in the Asset Purchase Agreement.

The patent applications and intellectual property include the following:

  United States Patent Application # 8,637,075 entitled “Colostrum Composition”;
  European Patent Application # EP2341916 entitled “Colostrum Composition”;
  Hong Kong Patent Application # HK1159997 entitled “Colostrum Composition”; and
  Canada Patent Application # 2,773,277 entitled “Colostrum Composition.”

These patent applications are describing the particle, development and use, of a nanoparticle composition comprised of (1) colostrum and (2) at least one agent selected from a group of hydrocolloids, such as hyaluronic acid, which is useable for a wide range of applications. We also secured domains names including Lactoactive and Vilact.

In consideration for the assets, we agreed to pay 9 Heroes APS the purchase price of $3,360,000 USD, payable in an 8% secured promissory note (the “Note”) with a face amount of $2,000,000 and the balance in our common stock, consisting of 8,500,000 shares of our common stock. We closed the transaction on November 8 2018.

The Note matures in five years from execution, is convertible into common shares equal to the average of the closing market prices for our common stock on the OTCQB during five (5) trading days immediately preceding the due date for such payment, and is secured by all assets of our company.

We plan to use the assets acquired to expand the reach of our opportunities in doing business internationally. We currently only have a license from Pharma GP to reach customers in the United States. By acquiring these patent applications we are better presented as a company with international IP solutions, which we believe will make us more attractive as an international biotech/pharma company and developer.

The foregoing description of the Asset Purchase Agreement and Note does not purport to be complete and is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement and Note, which are filed with the Securities and Exchange Commission as Exhibit 10.2 and 4.1, respectively, to this Current Report on Form 8-K.

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SECTION 2 - FINANCIAL INFORMATION

Item 2.01 - Completion of Acquisition or Disposition of Assets

The information set forth in Items 1.01 is incorporated into this Item 2.01 by reference.

Item 2.03 – Creation of a Direct Financial Obligation

The information set forth in Items 1.01 is incorporated into this Item 2.03 by reference.

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Items 1.01 is incorporated into this Item 3.02 by reference.

We claim an exemption from the registration requirements of the Securities Act, for the private placement of these securities pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, Power Up is an accredited investor, Power Up acquired the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
4.1	8% Secured Note, dated November 9, 2018
10.1	Termination Agreement, dated November 8, 2018
10.2	Asset Purchase Agreement, dated November 8, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vilacto Bio, Inc.

/s/ Gert Andersen

Gert Andersen

Chief Executive Officer

Date: November 13, 2018

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